UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2018

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 3rd Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

NetScout Acquisition and Financing

On August 13, 2018, Global Net Lease, Inc. (the “Company”) acquired a property leased to NetScout Systems Texas, LLC and located in Allen, Texas for a purchase price of $54.0 million. To fund this amount and related closing costs, the Company borrowed approximately $50.0 million under its revolving credit facility and added the acquired property and two other properties to the pool of eligible unencumbered real estate assets owned by the Company in order to increase the availability of borrowings under its revolving credit facility which is based on, among other things, the value of this pool of assets. As of June 30, 2018, approximately $14.2 million was available for future borrowings under the Company’s revolving credit facility. While the Company generally only calculates the availability for future borrowings under its revolving credit facility on a quarterly basis, the Company expects that the amount available for future borrowings thereunder as of June 30, 2018 was not significantly increased or reduced following the transactions that occurred on August 13, 2018.

Anticipated Refinancing

On August 13, 2018, the Company, through wholly owned subsidiaries, entered into an investment facility loan agreement (the “Loan Agreement”) with Lloyds Bank plc and also delivered an irrevocable utilization request pursuant to which, on August 16, 2018, the Company expects to incur loans in an aggregate principal amount of £230 million (the “Anticipated Refinancing”). However, the actual incurrence of the Anticipated Refinancing remains subject to conditions contained in the Loan Agreement, including that no default would result from the incurrence of the Anticipated Refinancing and all the Company’s representations being true in all respects, and there can be no assurance the Anticipated Refinancing will be completed. The Anticipated Refinancing will be secured by all 43 properties the Company owns in the United Kingdom. The net proceeds from the Anticipated Refinancing will primarily be used to repay approximately £209 million of fixed-rate mortgage indebtedness currently encumbering 38 of those properties with a weighted average interest rate of 3.4% per annum and a weighted average maturity of 1.0 years as of June 30, 2018. The principal amount of fixed-rate mortgage indebtedness with respect to the other five properties was repaid during February, May, June and July of 2018, so they are therefore currently unencumbered. The maturity date of the Anticipated Refinancing will be August 13, 2023, and it will bear interest at a rate of 1.975% + 3-month GBP LIBOR, with the interest rate fixed by a swap agreement with respect to 80% of the principal amount. The Loan Agreement requires quarterly interest-only payments for the first two years of the Anticipated Refinancing followed by scheduled principal amortization of £37.9 million in the final three years of the Anticipated Refinancing, with the remaining principal due at maturity. The primary purpose of the Anticipated Refinancing is to finance all the properties the Company owns in the United Kingdom with an extended maturity under a single financing. Similar to the interest rate, the prepayment terms, financial covenants and other provisions of the Anticipated Refinancing would be comparable to the current (or recent) terms applicable to these properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Net Lease, Inc.

Date: August 15, 2018	By:	/s/ James L. Nelson
	Name:	James L. Nelson
	Title:	Chief Executive Officer and President